                                 EXHIBIT 10(f)

                              EXECUTIVE AGREEMENT

[Name/address of
 executive officer]

Dear Mr. _______________ :

        Marine Corporation, East Old State Capital Plaza,
Springfield, Illinois 62701 (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that the possibility of a change in control presently exists and may exist in the future, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

        In order to induce you to remain in the employ of the Company and in consideration of your agreeing to remain in the employ of the Company subject to the terms and conditions set forth below, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated within three (3) years of a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

              1. COMPANY'S RIGHT TO TERMINATE. During the term of this Agreement, you agree that you will not voluntarily leave the employ of the Company except as may be permitted hereunder and will continue to perform your regular duties as ___________ of the Company. Notwithstanding the foregoing, the Company may terminate your employment at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereof.

             2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below within three (3) years of such a change in control of the Company. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred on the date that a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") occurs; provided that, without limitation, such a change in control of the Company shall be deemed to have occurred on the date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; (ii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which securities of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of securities of the Company immediately prior to the merger have the same proportionate ownership of securities of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (e) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (iii) any tender offer or exchange offer by any person (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company, to acquire any securities of the Company for cash, securities or any other consideration, expires provided, however, that
(a) at least a portion of such securities sought pursuant to the offer in question is acquired and (b) after consummation of such offer, the person, corporation or other entity is the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities.

               3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment within three (3) years of such a change in control of the Company unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

              (i) Disability; Retirement.

                     (A) Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for 130 consecutive business days, as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full time performance of your duties.

                     (B) Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees as in effect immediately prior to a change in control of the Company or a substantially similar retirement policy.

         (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chief Executive Officer of the Company or the Compensation Committee of the Board, which specifically identifies the manner in which the Chief Executive Officer or the Compensation Committee believes that you have not substantially performed your duties, or (B) an act or acts of dishonesty by you constituting a felony under the laws of the State of Illinois and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company to which you are not legally entitled. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

             Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a Notice of Termination from the Chief Executive Officer of the Company or the Compensation Committee of the Board, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Compensation Committee of the Board (or, if there be no such Committee or such Committee delivers the Notice of Termination, the Board of Directors), finding that in the good faith opinion of such Committee (or the Board) you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of the preceding paragraph and specifying the partic-ulars thereof in detail.

         (iii) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

                (A) subsequent to a change in control of the Company, and without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control of the Company, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a change in control of the Company, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

                (B) subsequent to a change in control of the Company, a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time;

                (C) subsequent to a change in control of the Company, a failure by the Company to continue any bonus plans in which you are entitled to participate immediately prior to such a change in control of the Company (the "Bonus Plans") as the same may be modified from time to time, or a failure by the Company to continue you as a participant in the Bonus Plans on at least the same basis as you participate immediately prior to such a change in control of the Company in accordance with the Bonus Plans;

               (D) subsequent to a change in control of the Company, and without your express written consent, the Company requires you to be based anywhere other than in the city in which you were based immediately prior to such a change in control of the Company, or requires you to be absent from such city on the Company's business to an extent that is not consistent with your present business travel obligations;

               (E) subsequent to a change in control of the Company, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, disability plan or retirement plan in which you are participating at the time of such a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit, specifically including, but not limited to, any automobile provided to you by the Company at the time of a change in control of the Company enjoyed by you immediately prior to such a change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date hereof;

               (F) subsequent to a change in control of the Company, the failure by the Company to obtain the assumption and the agreement to perform this Agreement by any successor as contemplated in Section 7 hereof; or

               (G) subsequent to a change in control of the Company, any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

         (iv) Notice of Termination. Any purported termination by the Company pursuant to paragraph (i) or (ii) above or by you pursuant to subparagraph (B) of paragraph (i) or paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specified termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

               (v) Date of Termination. "Date of Termination, shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is terminated pursuant to paragraph (ii) above, the date specified in the Notice of Termination, and (C) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).

               4. CERTAIN BENEFITS UPON TERMINATION. If, after a change in control of the Company shall have occurred, as defined in
Section 2 above, your employment by the Company shall be terminated within three (3) years of such a change in control of the Company (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

               (i) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to you under a Bonus Plan, if any;

               (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, in a lump sum amount within fifteen business days of the Date of Termination, twice the amount of your full base salary at the annual rate in effect at the time of Notice of Termination but in no event shall such amount be less than twice the amount of your full base salary at the annual rate in effect at the date of a change in control of the Company increased by an amount at least equal to the percentage increase, if any, in the U.S. City Average Consumer Price Index for Urban Wage Earners and Clerical Workers during the preceding two calendar year period. The Company may withhold from any payments under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling;

               (iii) the Company shall also pay to you, in a lump sum amount within fifteen business days of the Date of Termination, twice the amount of the average of the annual bonuses paid to you in the two calendar years prior to the date of a change in control of the Company.
The Company may withhold from any payments under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling;

          (iv) (A) the Company shall also pay to you, in a lump sum amount within fifteen business days of the Date of Termination, twice the amount of the annual dues payable to any civic, social, professional, dining, country club or association or any other clubs or associations, of which you are a member at the date of a change in control of the Company and the annual dues of such club or association are either directly paid by the Company or are paid to you by the Company as reimbursement for your payment of such dues at the date of a change in control of the Company.

                (B) the Company shall also pay to you, in a lump sum amount within fifteen business days of the Date of Termination, twice the amount of the annual lease value, as defined in the Internal Revenue Code, of any automobile provided to you by the Company or to which you were entitled under the Company's automobile policy on the date of a change in control of the Company. The Company shall also pay to you, in a lump sum amount within fifteen business days of the Date of Termination, twice the amount of the annual operating expenses of such an automobile paid by the Company in the calendar year prior to the date of a change in control of the Company;

          (v) the Company shall maintain in full force and effect, for your continued benefit until two (2) years after the Date of Termination, all life insurance, medical, health and accident and disability plans, programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar and no less favorable to those which you are entitled to receive under such plans and programs;

          (vi) the Company shall provide to you for a period of up to 24 months from Notice of Termination an outplacement service, including all related fees and expenses, from an outplacement firm mutually agreed upon by you and the Company, to assist you in obtaining employment;

          (vii) In the event that (i) the Company terminates, or seeks to terminate this Agreement, alleging as justification for such termination a material breach by you or a cause, or causes, set out in paragraph 3(ii) hereof and you dispute such termination or attempted termination, or (ii) you elect to terminate your service hereunder pursuant to paragraph 3(iii) of this Agreement and the Company disputes its obligation to provide any benefits described in this Executive Agreement, the Company shall pay, or reimburse to you, all reasonable costs incurred by you in such dispute, including attorneys' fees and costs.

                  Further, such reasonable costs shall be paid to you regardless of the outcome of the dispute; such reasonable costs shall be paid above and beyond any payment pursuant to any settlement, agreement or judgment resulting from such dispute; and any payment pursuant to any settlement, agreement or judgment not made within fifteen business days of the Date of Termination shall include accrued interest at the rate equal to the prime rate as published in the Wall Street Journal from time to time from the sixteenth business day after the Date of Termination until such payment is made.

                  The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company within 30 calendar days of presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices.

           You shall not be required to mitigate the amount of any payment and the benefits provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment and the benefits provided for in this Section 4 shall not be reduced by any compensation and benefits received by you as the result of full-time employment by another employer after the Date of Termination.

             5.   EXCISE TAX/GROSS-UP  PROVISIONS.   Notwithstanding
anything contained in this Agreement to the contrary, in the event any payment to be made or benefit to be provided to you pursuant to this Agreement (the "Termination Payments") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to you, within fifteen business days of the Date of Termination, an additional lump sum amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Termination Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this paragraph, shall be equal to the Termination Payments. For purposes of determining whether any of the Termination Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments of benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 28OG(b)(4) of the Code, (ii) the amount of the Termination Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Termination Payments or (B) the amount of Termination Payments considered excess parachute payments within the meaning of sections 28OG(b)(1) and (4) (after applying clause (i)), and

(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and penalty payable to the Internal Revenue Service with respect to such excess) at the time that the amount of such excess is finally determined.

              6. TERM OF AGREEMENT. This Agreement shall terminate three (3) years after the date hereof unless prior thereto: (a) a change in control of the Company, as defined in Section 2 hereof, shall have occurred in which case the Agreement shall terminate three (3) years after such a change in control of the Company or (b) the Board shall have extended the term of this Agreement. The Board intends to review this Agreement each year and, if appropriate, extend the term of the Agreement for an additional year.

              7.  SUCCESSORS; BINDING AGREEMENT.

              (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

              (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

              8. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

              9. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations you may have under any other written agreement with the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

              10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Springfield, Illinois in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

             If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.




                                Sincerely,


                                MARINE CORPORATION



                                By ___________________________________
                                   Willard Bunn III
                                   Chairman and Chief Executive Officer



______________________________
       Executive Officer




Agreed to this ____ day
of ____________________, 1990.